SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:             THE MARKET PARTICIPATION PRINCIPAL PROTECTION FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                  The Market Participation Principal Protection Fund, Inc. 800 Scudders Mill Road
                  Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

                  Michael J. Hennewinkel
                  800 Scudders Mill Road
                  Plainsboro, New Jersey  08536

Check Appropriate Box:

                  Registrant  is filing a  Registration  Statement  pursuant  to
                  Section   8(b)  of  the   Investment   Company   Act  of  1940
                  concurrently with the filing of Form N-8A:

                  YES |X|                                                NO |_|

                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 16th day of July, 1999.




                                    THE MARKET PARTICIPATION PRINCIPAL
                                                 PROTECTION FUND, INC.



                                    By:     /s/ Michael J. Hennewinkel
                                       -----------------------------------
                                         Name: Michael J. Hennewinkel
                                         Title:  President